SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                                DJO Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    23325G104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 26, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23325G104
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Porter Orlin LLC**

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

            0

6.     SHARED VOTING POWER

            1,423,300

7.     SOLE DISPOSITIVE POWER

            0

8.     SHARED DISPOSITIVE POWER

            1,423,300

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,423,300

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.04%

12.    TYPE OF REPORTING PERSON*

            OO

--------------------------------------------------------------------------------

CUSIP No. 23325G104
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            A. Alex Porter**

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

            0

6.     SHARED VOTING POWER

            1,423,300

7.     SOLE DISPOSITIVE POWER

            0

8.     SHARED DISPOSITIVE POWER

            1,423,300

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,423,300

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.04%

12.    TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

CUSIP No. 23325G104
---------------------

1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Paul Orlin**

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

            0

6.     SHARED VOTING POWER

            1,423,300

7.     SOLE DISPOSITIVE POWER

            0

8.     SHARED DISPOSITIVE POWER

            1,423,300

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,423,300

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.04%

12.    TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

CUSIP No. 23325G104
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Geoffrey Hulme**

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

            0

6.     SHARED VOTING POWER

            1,423,300

7.     SOLE DISPOSITIVE POWER

            0

8.     SHARED DISPOSITIVE POWER

            1,423,300

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,423,300

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.04%

12.    TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

CUSIP No. 23325G104
---------------------


1.     NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jonathan W. Friedland**

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [X]

3.     SEC USE ONLY



4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     SOLE VOTING POWER

            0

6.     SHARED VOTING POWER

            1,423,300

7.     SOLE DISPOSITIVE POWER

            0

8.     SHARED DISPOSITIVE POWER

            1,423,300

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,423,300

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                           [_]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.04%

12.    TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

CUSIP No. 23325G104
---------------------



Item 1(a).  Name of Issuer:

                 DJO Incorporated
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 1430 Decision Street
                 Vista, California 92081
                 United States of America
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

                 A. Alex Porter
                 Paul Orlin
                 Geoffrey Hulme
                 Jonathan W. Friedland
                 Porter Orlin LLC
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                 A. Alex Porter:         c/o Porter Orlin LLC, 666 5th Avenue,
                                         34th Floor, New York, New York 10103
                 Paul Orlin:             c/o Porter Orlin LLC, 666 5th Avenue,
                                         34th Floor, New York, New York 10103
                 Geoffrey Hulme:         c/o Porter Orlin LLC, 666 5th Avenue,
                                         34th Floor, New York, New York 10103
                 Jonathan W. Friedland:  c/o Porter Orlin LLC, 666 5th Avenue,
                                         34th Floor, New York, New York 10103
                 Porter Orlin LLC:       666 5th Avenue, 34th Floor,
                                         New York, New York 10103
            --------------------------------------------------------------------

Item 2(c).  Citizenship or Place of Organization:

                 A. Alex Porter:         United States of America
                 Paul Orlin:             United States of America
                 Geoffrey Hulme:         United States of America
                 Jonathan W. Friedland:  United States of America
                 Porter Orlin LLC:       Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                 Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                 23325G104
            --------------------------------------------------------------------



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]    Broker or dealer registered under Section 15 of the Exchange
                 Act.

      (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]    An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

                 Provide the  following  information  regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                 A. Alex Porter:         1,423,300 shares
                 Paul Orlin:             1,423,300 shares
                 Geoffrey Hulme:         1,423,300 shares
                 Jonathan W. Friedland:  1,423,300 shares
                 Porter Orlin LLC:       1,423,300 shares
            --------------------------------------------------------------------

      (b)   Percent of class:

                 A. Alex Porter:         6.04%
                 Paul Orlin:             6.04%
                 Geoffrey Hulme:         6.04%
                 Jonathan W. Friedland:  6.04%
                 Porter Orlin LLC:       6.04%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

         (i)     Sole power to vote or to direct the vote

                 A. Alex Porter:         0
                 Paul Orlin:             0
                 Geoffrey Hulme:         0
                 Jonathan W. Friedland:  0
                 Porter Orlin LLC:       0
            -------------------------------------------------------------------,

         (ii)    Shared power to vote or to direct the vote

                 A. Alex Porter:         1,423,300
                 Paul Orlin:             1,423,300
                 Geoffrey Hulme:         1,423,300
                 Jonathan W. Friedland:  1,423,300
                 Porter Orlin LLC:       1,423,300
            -------------------------------------------------------------------,

         (iii)   Sole power to dispose or to direct the disposition of

                 A. Alex Porter:         0
                 Paul Orlin:             0
                 Geoffrey Hulme:         0
                 Jonathan W. Friedland:  0
                 Porter Orlin LLC:       0
            -------------------------------------------------------------------,

          (iv)   Shared power to dispose or to direct the disposition of

                 A. Alex Porter:         1,423,300
                 Paul Orlin:             1,423,300
                 Geoffrey Hulme:         1,423,300
                 Jonathan W. Friedland:  1,423,300
                 Porter Orlin LLC:       1,423,300
            -------------------------------------------------------------------,


Item 5.     Ownership of Five Percent or Less of a Class.

                 If this  statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                 N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G),  so indicate under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                 N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 If  a  group   has   filed   this   schedule   pursuant   to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                 N/A
            --------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                 Notice  of  dissolution  of a group may be  furnished  as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                 N/A
            --------------------------------------------------------------------


Item 10.    Certifications.

          By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            June 29, 2007
                                        ----------------------------------------
                                                        (Date)


                                                Porter Orlin LLC**

                                        By: /s/ A. Alex Porter
                                        ----------------------------------------
                                                      (Signature)

                                                A. Alex Porter, Principal
                                        ----------------------------------------
                                                      (Name/Title)

                                            /s/ A. Alex Porter**
                                        ----------------------------------------
                                                      (Signature)

                                                A. Alex Porter
                                        ----------------------------------------

                                            /s/ Paul Orlin**
                                        ----------------------------------------
                                                      (Signature)

                                                Paul Orlin
                                        ----------------------------------------

                                            /s/ Geoffrey Hulme**
                                        ----------------------------------------
                                                      (Signature)

                                                Geoffrey Hulme
                                        ----------------------------------------

                                            /s/ Jonathan W. Friedland**
                                        ----------------------------------------
                                                      (Signature)

                                                Jonathan W. Friedland
                                        ----------------------------------------



** The Reporting Persons hereby disclaim beneficial ownership over the shares reported herein except to the extent of their pecuniary interest therein.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit 1
                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)


          The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of DJO Incorporated beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.


Dated:  June 29, 2007                           Porter Orlin LLC

                                        By: /s/ A. Alex Porter
                                        ----------------------------------------
                                         Name:  A. Alex Porter
                                         Title: Principal


Dated:  June 29, 2007                       /s/ A. Alex Porter
                                        ----------------------------------------
                                                A. Alex Porter


Dated:  June 29, 2007                       /s/ Paul Orlin
                                        ----------------------------------------
                                                Paul Orlin


Dated:  June 29, 2007                       /s/ Geoffrey Hulme
                                        ----------------------------------------
                                                Geoffrey Hulme


Dated:  June 29, 2007                       /s/ Jonathan W. Friedland
                                        ----------------------------------------
                                                Jonathan W. Friedland





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